Pangaea Logistics Solutions Announces Completion of
Port and Terminal Operations Acquisition

NEWPORT, R.I. – June 1, 2023 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, today announced the completion of the previously announced acquisition of marine port terminal operations in Port Everglades/Ft. Lauderdale and Port of Palm Beach, Florida, and Port of Baltimore, Maryland from Host Terminals LLC (“Host”), a wholly owned subsidiary of T. Parker Host, in an all-cash transaction.

With this acquisition, Pangaea expands its North American terminal network to include the mid-Atlantic and southeastern United States. The acquisition provides Pangaea with additional dry bulk distribution capabilities within growing commerce centers, while augmenting its integrated ocean freight and shoreside solutions offering.

MANAGEMENT COMMENTARY

“On behalf of Pangaea’s Board of Directors and our leadership team, I would like to thank the team at T. Parker Host for their collaboration in bringing this transaction to a timely, successful completion,” stated Mark Filanowski, Chief Executive Officer of Pangaea Logistics Solutions. “This acquisition, which is immediately accretive to Pangaea’s earnings per share, will serve to further expand our logistics capabilities within two strategically located ports, consistent with our strategic focus on serving customers beyond the ocean-going vessel. We are excited to welcome our new employees and customers joining us from Host Terminals as we integrate the acquired marine terminal businesses into our portfolio and we look forward to building upon the commercial momentum evident across our offerings.”

ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.

Pangaea Logistics Solutions Ltd. (Nasdaq: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.

Investor Relations Contacts

Gianni Del Signore	Noel Ryan or Stefan Neely
Chief Financial Officer
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com